Exhibit 99.1

Cytori Therapeutics to Raise $4.2 Million through a Private Placement

Cytori Therapeutics, Inc. (NASDAQ: CYTX) entered into definitive agreements to raise approximately $4.2 million through a private placement with select investors. The transaction was executed independently without a placement agent.

At closing, Cytori will issue and sell to investors 1.86 million units at a purchase price of $2.28 per unit. Each unit consists of one unregistered share of the Company’s common stock and 1.75 warrants. The warrants will be exercisable immediately after the closing of the transaction at an exercise price of $2.62 per share and have a five year term.

The funds will be used for sales and marketing activities related to the commercialization of the Celution® System and consumables as well as other related and complementary products in Europe, for ongoing clinical studies of the Celution® System for breast reconstruction and cardiovascular disease, and for general working capital. The transaction is expected to close on or about May 11, 2009, subject to the satisfaction of customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Cytori
Cytori Therapeutics, Inc. manufactures, develops, and internationally commercializes innovative medical technologies, which allow physicians to practice regenerative medicine. Commercial activities are currently focused on marketing the Celution® cell processing system and related family of products across three areas. The first is cosmetic and reconstructive surgery in Europe and Asia-Pacific. The second is to fulfill the demand among physicians in Europe and Asia Pacific for access to clinical grade stem and regenerative cells. The third is to market the Celution®-based StemSource® Cell Bank worldwide to hospitals and tissue banks so they can in turn offer patients the opportunity to cryopreserve their own adipose-derive stem and regenerative cells. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect Cytori’s future operating results and financial position. Such statements, including, but not limited to, those regarding the anticipated closing of the offering and the anticipated use of the net proceeds from the offering, are subject to risks and uncertainties that could cause Cytori’s actual results and financial position to differ materially. Some of these risks and uncertainties include Cytori’s history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under "Risk Factors" in Cytori's Securities and Exchange Commission Filings, including its annual report on Form 10-K for the year ended December 31, 2008. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

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Contact:
Tom Baker
Cytori Therapeutics
Direct: 858.875.5258
Email:tbaker@cytoritx.com